Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment 2 to Form S-1 of our report dated September 25, 2025, with respect to the financial statements of AEI Capforce II Investment Corp. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Hartford, CT

September 25, 2025